EXHIBIT 12

                U S WEST Communications, Inc.
              RATIO OF EARNINGS TO FIXED CHARGES
                    (Dollars in Millions)

                                                    Quarter Ended
                                                 12/31/95   12/31/94
----------------------------------------------- ---------  ---------

Income before income taxes                           $457       $477
Interest expense (net of amounts capitalized)         102         88
Interest factor on rentals (1/3)                       16         18
                                                ---------  ---------
Earnings                                             $575       $583

Interest expense                                      112        104
Interest factor on rentals (1/3)                       16         18
                                                ---------  ---------
Fixed charges                                        $128       $122

Ratio of earnings to fixed charges                   4.49       4.78
----------------------------------------------- ---------  ---------


                                                    Year-to-Date
                                                 12/31/95   12/31/94
----------------------------------------------- ---------  ---------

Income before income taxes                         $1,917     $1,881
Interest expense (net of amounts capitalized)         386        331
Interest factor on rentals (1/3)                       60         70
                                                ---------  ---------
Earnings                                           $2,363     $2,282

Interest expense                                      426        367
Interest factor on rentals (1/3)                       60         70
                                                ---------  ---------
Fixed charges                                        $486       $437

Ratio of earnings to fixed charges                   4.86       5.22
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